Exhibit 10.5

FINANCIAL ADVISORY AGREEMENT
THIS FINANCIAL ADVISORY AGREEMENT (“Agreement” or “FAA”) is made and entered into on this the 18th day of October, 2006, by and between Halter Financial Group, L.P., a Texas limited partnership (“HFG”), and International Stem Cell Corporation, a California corporation (the “Company”).
W I T N E S S E T H:
WHEREAS, the Company desires to engage HFG to provide certain financial advisory and consulting services as specifically enumerated below commencing as of the date hereof related to the Going Public Transaction and the Post-Transaction Period (each as hereinafter defined), and HFG is willing to be so engaged.
NOW, THEREFORE, for and in consideration of the covenants set forth herein and the mutual benefits to be gained by the parties hereto, and other good and valuable consideration, the receipt and adequacy of which are now and forever acknowledged and confessed, the parties hereto hereby agree and intend to be legally bound as follows:
1. Retention. As of the date hereof, the Company hereby retains and HFG hereby agrees to be retained as the Company’s financial advisor during the term of this Agreement. The Company acknowledges that HFG shall have the right to engage third parties to assist it in its efforts to satisfy its obligations hereunder. In its capacity as a financial advisor to the Company, HFG will:
A. Going Public Transaction.
Assist the Company in evaluating the manner of effecting a going public transaction with a public shell corporation (“Pubco”) domiciled in the United States of America and quoted on the “OTC BB” (a “Going Public Transaction”). It is anticipated that (a) upon consummation of the Going Public Transaction, (b) the closing of the Company’s current private placement of securities (the “Company Offering”) and (c) the closing of the private placement of Pubco (the “Pubco Offering”) contemplated to be undertaken immediately upon the closing of the Going Public Transaction, which together with the Company Offering will generate estimated gross offering proceeds of $10,000,000, the Company’s current stockholders, investors in the Company Offering and the Pubco Offering, respectively, will hold 93.5% of all the issued and outstanding shares of Pubco’s common capital stock.
Specifically, ownership by the former shareholders of Pubco following the Going Public Transaction and the Pubco offering shall therefore consist of 2,210,000 shares of common stock. Ownership of the balance of Pubco common stock shall be held as follows: approximately 21,790,000 shares of common stock will be held by the Company’s shareholders immediately prior to such transactions, and an estimated 10,000,000 shares will be issued to investors in the Pubco Offering, a total of approximately 34,000,000 shares. In order to permit the completion of share splits or

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other capital structure adjustments to Pubco that may be required prior to closing, no adjustment in the shares to be held by the initial Pubco shareholders shall be made for the possible oversubscription or undersubscription of the Pubco Offering by Brookstreet Securities, the Company’s placement agent.
B. Post Transaction Period
Upon consummation of the Going Public Transaction, HFG agrees to:
(i) assist Pubco in obtaining a new CUSIP number and a new stock symbol upon the changing of its name;
(ii) if necessary, coordinate with the Company’s legal counsel the preparation and assembly of application materials for the listing of Pubco’s common stock on a national stock exchange; and
(iii) provide Pubco with such additional financial advisory services as may be reasonably requested, to the extent HFG has the expertise or legal right to render such services.
C. Tax Considerations
The Going Public Transaction shall be accomplished in a manner determined to the satisfaction of the Company to be a tax deferred transaction under the Internal Revenue Code, it being anticipated that the form of transaction shall consist of an exchange of the outstanding shares of the Company for newly issued shares of Pubco.
2. Authorization. Subject to the terms and conditions of this Agreement, the Company hereby appoints HFG to act on a best efforts basis as its consultant during the Authorization Period (as hereinafter defined). HFG hereby accepts such appoint, with it being expressly acknowledged that HFG is acting in the capacity of independent contractor and not as agent of either the Company, affiliates of the Company or Pubco.
3. Authorization Period. HFG’s engagement hereunder shall become effective on the date hereof (the “Effective Date”) and will automatically terminate (the “Termination Date”) on the first to occur of the following: (a) 60 days from the Effective Date in the event the Going Public Transaction has not been completed, (b) the mutual decision of the parties not to move forward with the Going Public Transaction or (c) 12 months from the Effective Date.
4. Fees and Expenses. In consideration for the services to be provided for hereunder the Company shall pay to HFG the amount of $450,000 (the “Fee”) to be paid on the closing date of the Going Public Transaction. The Company shall be under no obligation to pay any part of the Fee to HFG in the event this Agreement is terminated as a result of the failure of the Company and Pubco to effect the Going Public Transaction.
5. Due Diligence . The Company shall have the right to perform a due diligence investigation of Pubco and shall be under no obligation to effect the Going Public Transaction unless it is satisfied, in its sole discretion, with the results of its diligence investigation.
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6. Indemnification. The parties hereto shall indemnify each other to the extent provided for in this paragraph. Except as a result of an act of gross negligence or willful misconduct on the part of a party hereto, no party shall be liable to another party, or its officers, directors, employees, shareholders or affiliates, for any damages sustained as a result of an act or omission taken or made under this Agreement. In those cases where gross negligence or willful misconduct of a party is alleged and proven, the non-damaged party agrees to defend, indemnify and hold the damaged party harmless from and against any and all reasonable costs, expenses and liabilities suffered or sustained as a result of the act of gross negligence or willful misconduct.
7. Lock Up. HFG agrees that, without the prior written consent of the Company, it will not sell, transfer or otherwise dispose of greater than 1/12th of its holdings in Pubco every 30 days commencing on the closing date of the Going Public Transaction. However, in the event HFG does not sell or otherwise dispose of all of the allotted number of Pubco shares that may be sold in a given 30 day period, HFG may sell such unsold shares at any time thereafter.
8. Governing Law. This Agreement shall be governed by the laws of the State of Texas.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HFG:

Halter Financial Group, L.P.

By: [TIMOTHY P. HALTER]
Timothy P. Halter, Chairman, Halter
Financial Group GP, LLC, its General Partner

The Company:
International Stem Cell Corporation

By: [KENNETH C. ALDRICH]
Name: Kenneth C. Aldrich
Its: Chairman
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